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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 13, 2001

MAGELLAN HEALTH SERVICES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

(Commission File Number)	58-1076937 (I.R.S. Employer Identification No.)
6950 Columbia Gateway Drive Suite 400 Columbia, Maryland (Address of principal executive offices)	21046 (Zip Code)

Registrant's telephone number, including area code: (410) 953-1000

Item 5. Other Events

    On December 11, 2001, Magellan Health Services, Inc. (the "Company") announced fourth quarter and fiscal year 2001 financial results. The Company's condensed consolidated statement of operations and supplemental financial information for the quarter and fiscal year ended September 30, 2001 are attached as Exhibit 99 to this current report on Form 8-K.

Financial Results

    The company reported net revenues for the fourth quarter of $432.6 million, compared with $432.4 million for the quarter a year ago. Excluding revenues in the prior year quarter associated with assets or contracts that Magellan has since disposed of or terminated, revenues for the quarter increased $22.0 million or five percent. EBITDA (net revenue less salaries, cost of care and other operating costs plus equity in earnings of unconsolidated subsidiaries but not including interest income) was $44.4 million in the current year quarter compared to $54.8 million in the prior year quarter. Income from continuing operations was $0.6 million, resulting in a loss from continuing operations available for common stockholders of $.02 per share on a fully diluted basis compared to a loss from continuing operations of $1.9 million or $.10 per share in the fourth quarter of 2000.

    Fourth quarter EBITDA was affected by higher than expected care costs, in part associated with the World Trade Center terrorist attacks, increased operating expenses largely related to addressing certain service issues, delays in finalizing certain agreements for rate increases and two adverse contractual settlements relating to prior year matters.

    For the fiscal year ended September 30, 2001, net revenues were $1.76 billion versus $1.64 billion for fiscal year 2000. Excluding revenues from contracts and businesses that have since been exited or sold, revenues increased approximately $195 million or 12.5 percent in 2001. EBITDA for the year was $235 million compared with $208.6 million in the prior year, an increase of 12.7 percent. Income from continuing operations for the year was $33.3 million or $0.81 per share on a diluted basis compared with the prior year total of $8.6 million or $0.15 per share. Adjusted EPS for the year, which excludes the net beneficial impact of the adjustments recorded in the first and second quarters including those with respect to the TRICARE settlements and the estimated claims incurred related to prior years, was $0.39.

Balance Sheet Highlights

    Magellan completed a refinancing of a portion of its bank term debt during the year, which reduces the company's principal payments by approximately $111 million through September 30, 2003. The company did not draw on its revolving credit facility during the quarter and the balance remained at zero. The company ended the year with $28.2 million in unrestricted cash, restricted cash of $122.4 million and approximately $115.7 million available on its revolving credit facility. Cash flow from operations for 2001 was $85.7 million compared to $106.9 million for the prior year.

Certain of the statements made herein constitute forward looking statements contemplated under the Private Securities Litigation Reform Act of 1995. These forward looking statements are subject to known and unknown uncertainties and risks which could cause actual results to differ materially from those contemplated or implied by such forward looking statements including: service issues arising with certain customers, care management activities not having the desired effects, care costs rising in certain contracts, the ability to obtain rate increases from customers with respect to increased care costs or to obtain such increases timely, the ability to reduce administrative costs, the ability to maintain adequate customer service as administrative costs are reduced, the ability to generate new business, the ability to retain large existing clients, the impact of new or amended laws or regulations, governmental inquiries, outcome of ongoing litigation, interest rate increases, unanticipated increases in the costs of care, the ability to successfully consummate the exits from non-core operations or to identify, negotiate and consummate any other strategic alternatives, and other factors. Any forward looking statements made herein are qualified in their entirety by these risks and the complete discussion of risks set forth under the caption "Cautionary Statements" in Magellan's Annual Report on Form 10-K/A for the year ended September 30, 2000 filed with the Securities and Exchange Commission on March 27, 2001 and the Annual Report on Form 10-K for the year ended September 30, 2001 to be filed with the Securities and Exchange Commission no later than December 29, 2001.

Item 7. Financial Statements and Exhibits

      (a) Financial Statements: None

      (b) Pro Forma Financial Statements: None

      (c) Exhibits.

Exhibit Number	Description
99	Condensed Consolidated Statements of Operations and supplemental financial information for the quarter and fiscal year ended September 30, 2001.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                      Magellan Health Services, Inc.

                      /s/ THOMAS C. HOFMEISTER

                      By: Thomas C. Hofmeister

                      Senior Vice President and
                        Chief Accounting Officer

    Date: December 13, 2001

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  Item 5. Other Events
  Item 7. Financial Statements and Exhibits
SIGNATURES